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                                                                    EXHIBIT 99.1

       HANMI FINANCIAL CORPORATION ANNOUNCES SELECTION OF JAE WHAN YOO AS
                                CEO & PRESIDENT


LOS ANGELES, CA, Jun. 26, 2003 (MARKET WIRE via COMTEX) -- The Board of Directors of Hanmi Financial Corporation ("Hanmi") (NASDAQ: HAFC) and its wholly-owned subsidiary Hanmi Bank (collectively referred to as the "Company") announced today that, effective July 1, 2003, Jae Whan Yoo has been selected as CEO & President of the Company.

Mr. Yoo started his 27-year banking career at Bank of America in 1976. Subsequent to Bank of America, Mr. Yoo joined KorAm Bank where he was Executive Vice President at the time of his departure in 2001. Mr. Yoo is currently a director at Industrial Bank of Korea.

"The Board has received a large number of applications of qualified individuals and gone through a rigorous selection process. In the end, we are quite pleased with the selection of Mr. Yoo as the Company's next CEO & President. We are confident that Mr. Yoo has the necessary banking expertise, management skills, experience and understanding of the position and the Company to take the Company to the next level in the coming years," stated Chang Kyu Park, Chairman.

Mr. Yoo stated, "I am honored to be asked to assume the responsibilities of CEO & President and will work hard for our customers, shareholders and staff. My primary focus will be to continue Hanmi's focus on generating growth in assets and profits."

About Hanmi Financial Corporation:

Headquartered in Los Angeles, Hanmi Bank, a wholly owned subsidiary of Hanmi Financial Corporation, provides services to the multi-ethnic communities of Southern California, with 14 full-service offices in Los Angeles, Orange, San Diego and Santa Clara counties. Hanmi Bank specializes in commercial, SBA, trade finance and consumer lending, and is a recognized community leader. The Hanmi Bank's mission is to provide varied quality products and premier services to its customers and to maximize shareholder value.

Forward-Looking Statements:


This release may contain forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of such terms and other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ from those expressed or implied by the forward-looking statement. These factors include the following: difficulty in finding a suitable candidate to serve as permanent President of Hanmi and Hanmi Bank; general economic and business conditions in those areas in which the Company operates; demographic changes; competition for loans and deposits; fluctuation in interest rates; risks of natural disasters related to the Company's real estate portfolio; risks associated with SBA loans; changes in governmental regulation; credit quality; the availability of capital to fund the expansion of the Company's business; and changes in securities markets. Hanmi sets forth certain rights in its reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

Yong Ku Choe
213-368-3200